Exhibit 99.1

DPL Reports Higher First Quarter Earnings;

Increases 2008 Earnings Guidance;

Reaffirms 2009 Earnings Guidance

DAYTON, Ohio — April 23, 2008 — DPL Inc. (NYSE: DPL) today reported first quarter earnings from continuing operations of $0.66 per share, compared to $0.43 per share for the same period in 2007.  Earnings per share information reported in this press release are based on diluted shares outstanding unless otherwise noted.

Key drivers of higher first quarter 2008 earnings compared to the first quarter 2007 were:

—           Gain on the sale of emission allowances of $26.5 million or $0.14 per share;

—           Retail revenue increase of $13.6 million or $0.07 per share due mainly to the environmental investment rider and a weather driven increase in retail sales;

—           Operation and maintenance expense decreased $6.9 million or $0.04 per share.

“We have had a solid start to the year.  The timing and market prices were appropriate to effect significant emission allowance sales, and we had a good quarter in terms of ongoing operations,” said Paul Barbas, DPL president and chief executive officer.  “Of particular note, we are in the final stages of our scrubber construction program, having successfully brought online three of the five units at Killen and Stuart.  The finish line is clearly in sight.”

2008 and 2009 Earnings Guidance

DPL has increased its 2008 earnings guidance from $1.90 to $2.10 per share to $2.00 to $2.20 per share based on an estimated 118 million shares outstanding.  The change in guidance for 2008 reflects the timing of environmental emission allowance sales.  Additionally, the Company has reaffirmed its 2009 earnings guidance of $2.10 to $2.40 per share based on an estimated 120 million shares outstanding.

Conference Call and Webcast

At 8:30 a.m. on Thursday, April 24, 2008, DPL Inc. will host a conference call and webcast to review first quarter 2008 financial results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Financial analysts may participate in the call by using the domestic dial-in number of 888-713-4199 or the international dial-in number of 617-213-4861.  The access code is 34140702.

Please dial into the call at least fifteen minutes prior to the start of the call to register.  The live webcast will be available for replay on the DPL Inc. website following the conference call.

First Quarter 2008 Financial Results

Revenues increased 10% to $416.1 million for the three months ended March 31, 2008 compared to $379.7 million in 2007.  This increase was primarily the result of higher average rates for retail and wholesale sales, higher retail sales volume, and an increase in RTO ancillary and capacity revenue.  Retail revenues increased $13.6 million primarily related to the second phase of the environmental investment rider.  This increase resulted in a favorable $8.5 million price variance.   Wholesale revenues increased $0.4 million primarily as a result of an $11.6 million increase in wholesale average rates, partially offset by an $11.2 million decrease in wholesale sales volume.  RTO ancillary revenues increased $9.2 million due to higher RTO transmission and congestion revenues.  The increase in RTO ancillary revenues was offset by higher transmission loss expenses reflected in purchased power.  Capacity revenues related to PJM’s new regional pricing model (RPM) process, increased $13.2 million (offset by $12.1 million of capacity expense reflected in purchased power).

	Three Months Ended March 31,
$ in millions	2008	2007	Variance
Electric Revenues — Retail	$318.1	$304.5	$13.6
Electric Revenues — Wholesale	57.1	56.7	0.4
Electric Revenues — RTO ancillary	24.9	15.7	9.2
Electric Revenues — Capacity	13.2	0.0	13.2
Other Revenues, Net of Fuel Costs	2.8	2.8	0.0
Total Revenues	$416.1	$379.7	$36.4

Fuel Costs, which include coal, gas, oil, and emission allowances, decreased $28.4 million, or 31%, in the three months ended March 31, 2008 compared to 2007, primarily due to net gains of $26.5 million realized from the sale of emission allowances.

	Three Months Ended March 31,
$ in millions	2008	2007	Variance
Coal	$83.9	$87.6	$(3.7)
Natural Gas	2.3	1.4	0.9
Oil	2.2	1.3	0.9
Emission Allowances	(26.5)	0.0	(26.5)
Total Fuel Costs	$61.9	$90.3	$(28.4)

Purchased Power costs increased $30.8 million, or 59%, in the three months ended March 31, 2008 compared to 2007.  The increase in purchased power primarily resulted from a $22.6 million increase relating to higher average market rates, partially offset by a $3.4 million decrease relating to lower purchased power volumes.  Additionally, capacity expenses due to PJM’s new RPM process increased $12.1 million (offset by $13.2 million of PJM capacity revenue).

	Three Months Ended March 31,
$ in millions	2008	2007	Variance
Purchased Power	$59.0	$39.8	$19.2
RTO Ancillary	11.9	12.4	(0.5)
Capacity Expense	12.1	0.0	12.1
Total Purchased Power	$83.0	$52.2	$30.8

Gross margin increased $34.0 million, or 14%, to $271.2 million in the three months ended March 31, 2008 compared to 2007.  As a percentage of total revenues, gross margin increased to 65.2% in 2008 compared to 62.5% in 2007.  The result primarily reflects the gain on the sale of emission allowances and the favorable impact of retail and wholesale revenues, offset by increased purchased power costs.

Operation and maintenance expense decreased $6.9 million, or 10%, in the first quarter 2008 compared to 2007.  This variance was primarily the result of a $7.1 million decrease in legal costs and a $5.8 million decrease in deferred compensation costs due largely to a 2007 litigation settlement.  These decreases were partially offset by a $4.1 million increase in boiler maintenance costs, a $2.0 million increase related to operating expenses for the generating facilities, and a $1.2 million increase related to turbine maintenance costs.

Interest expense for the three months ended March 31, 2008 decreased $2.1 million, or 9%, compared to 2007 resulting primarily from the redemption of DPL debt ($225 million 8.25% Senior Notes) partially offset by the additional interest expense associated with Dayton Power and Light’s (DP&L) $90 million variable rate pollution control bonds issued November 15, 2007.  On April 4, 2008, a trustee purchased the bonds from bondholders on behalf of DP&L and will hold them in trust while the Company continues to evaluate market conditions and explore suitable long-term financing alternatives.  These bonds have not been legally canceled and can be re-issued at the discretion of the Company at any time.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $197.2 million at March 31, 2008, compared to $134.9 million at December 31, 2007, an increase of $62.3 million.  The increase in cash and cash equivalents was primarily attributed to cash generated from operating activities of $149.7 million and $6.6 million from restricted funds drawn to fund pollution control capital expenditures, partially offset by $65.3 million in capital expenditures and $29.9 million in dividends paid on common stock.  At March 31, 2008, DPL had $30.3 million in restricted funds held in trust relating to the 2007 issuance of $90.0 million in pollution control bonds.

Construction additions were $46.4 million and $78.9 million during the three month periods ended March 31, 2008 and 2007, respectively, and are expected to approximate $225 million in 2008.  Construction additions in 2008 are expected to be financed with a combination of cash on hand, short-term financing, tax-exempt debt and cash flows from operations.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  Over the next three years, DPL is projecting to spend an estimated $510 million on capital projects.  This represents a $20 million increase over the previously reported estimate and is due mainly to an increase in scrubber related costs at Stuart Station.  The scrubber construction program at Stuart Station is more than 90% complete.  All needed materials are on site and all vendor contracts are in place.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 515,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Inquiries concerning this report should be directed to:

Media Contact

Telephone (937) 224-5940

Investor Relations Contact

John Gillen

Senior Vice President and Chief Financial Officer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.71	$0.48
—From Discontinued Operations	$—	$0.04
Total	$0.71	$0.52

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.66	$0.43
—From Discontinued Operations	$—	$0.04
Total	$0.66	$0.47

Earnings
—From Continuing Operations	$77.3	$51.2
—From Discontinued Operations	$—	$4.9
Total	$77.3	$56.1

Average Number of Common Shares Outstanding:
Basic	109.3	107.5
Diluted	116.4	119.4

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
$ in millions except per share amounts	2008	2007
	(unaudited)

Revenues	$416.1	$379.7

Cost of revenues:
Fuel	61.9	90.3
Purchased power	83.0	52.2

Total cost of revenues	144.9	142.5

Gross margin	271.2	237.2

Operating expenses:
Operation and maintenance	62.4	69.3
Depreciation and amortization	33.2	33.5
General taxes	29.8	28.0
Amortization of regulatory assets	3.1	2.9

Total operating expenses	128.5	133.7

Operating income	142.7	103.5

Investment income	1.7	3.0
Interest expense	(21.0)	(23.1)
Other income (deductions)	(0.7)	0.8

Earnings from continuing operations before income tax	122.7	84.2

Income tax expense	45.4	33.0

Earnings from continuing operations	77.3	51.2

Earnings from discontinued operations, net of tax	—	4.9

Net Income	$77.3	$56.1

Average number of common shares outstanding (millions):
Basic	109.3	107.5
Diluted	116.4	119.4

Basic earnings per share of common stock:
Earnings from continuing operations	$0.71	$0.48
Earnings from discontinued operations	—	0.04
Net income per basic common share	$0.71	$0.52

Diluted earnings per share of common stock:
Earnings from continuing operations	$0.66	$0.43
Earnings from discontinued operations	—	0.04
Net income per diluted common share	$0.66	$0.47

Dividends paid per share of common stock	$0.275	$0.260

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
$ in millions	2008	2007
	(unaudited)

Cash flows from operating activities:
Net income	$77.3	$56.1
Less: Earnings from discontinued operations	—	(4.9)
Earnings from continuing operations	77.3	51.2

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33.2	33.5
Amortization of regulatory assets	3.1	2.9
Deferred income taxes	4.8	(1.7)
Captive insurance provision	0.9	1.3
Changes in certain assets and liabilities	32.0	(6.3)
Deferred compensation	(3.6)	9.3
Other	2.0	17.4
Net cash provided by operating activities	149.7	107.6

Cash flows from investing activities:
Capital expenditures	(65.3)	(91.0)
Net cash used for investing activities	(65.3)	(91.0)

Cash flows from financing activities:
Exercise of stock options	1.1	3.9
Tax impact related to exercise of stock options	0.1	1.4
Retirement of long-term debt	—	(225.0)
Withdrawal of restricted funds held in trust	6.6	10.1
Dividends paid on common stock	(29.9)	(27.8)
Issuance of short-term debt, net	—	65.0
Net cash used for financing activities	(22.1)	(172.4)

Cash and cash equivalents:
Net change	62.3	(155.8)
Balance at beginning of period	134.9	262.2

Cash and cash equivalents at end of period	$197.2	$106.4

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$24.7	$36.4
Income taxes paid, net	$10.2	$15.4
Non-cash financing and investing activities:
Restricted funds held in trust	$30.3	$—
Capital related liabilities	$28.1	$33.0

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	March 31,	December 31,
$ in millions	2008	2007
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$197.2	$134.9
Restricted funds held in trust	30.3	37.0
Accounts receivable, less provision for uncollectible accounts of $1.4 and $1.5, respectively	239.5	241.2
Inventories, at average cost	93.7	105.0
Taxes applicable to subsequent years	36.1	48.0
Other current assets	13.7	11.8
Total current assets	610.5	577.9

Property:
Held and used:
Property, plant and equipment	5,057.2	5,011.6
Less: Accumulated depreciation and amortization	(2,264.2)	(2,234.6)
Net property held and used	2,793.0	2,777.0

Other noncurrent assets:
Regulatory assets	162.2	165.2
Other deferred assets	43.8	46.5
Total other noncurrent assets	206.0	211.7

Total Assets	$3,609.5	$3,566.6

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$365.7	$100.7
Accounts payable	152.0	163.1
Accrued taxes	115.9	110.8
Accrued interest	21.1	25.8
Other current liabilities	29.9	27.2
Total current liabilities	684.6	427.6

Noncurrent liabilities:
Long-term debt	1,276.5	1,541.5
Deferred taxes	379.7	374.9
Unamortized investment tax credit	40.0	40.7
Insurance and claims costs	20.9	20.0
Other deferred credits	264.4	266.3
Total noncurrent liabilities	1,981.5	2,243.4

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.1	1.1
Warrants	50.0	50.0
Common stock held by employee plans	(36.5)	(39.7)
Accumulated other comprehensive loss	(11.2)	(9.2)
Retained earnings	917.1	870.5
Total common shareholders’ equity	920.5	872.7

Total Liabilities and Shareholders’ Equity	$3,609.5	$3,566.6

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Sales (millions of kWh):
Residential	1,680	1,638
Commercial	959	932
Industrial	967	977
Other retail	347	338
Total retail	3,953	3,885

Wholesale	899	1,120

Total sales	4,852	5,005

Revenues ($ in thousands):
Residential	$155,669	$147,977
Commercial	78,904	74,698
Industrial	58,137	57,496
Other retail	22,831	21,526
Other miscellaneous revenues	2,576	2,850
Total retail	318,117	304,547

Wholesale	57,071	56,685

RTO ancillary revenues	38,053	15,662

Other revenues, net of fuel costs	2,857	2,799

Total revenues	$416,098	$379,693

Other Statistics:
Average price per kWh - retail (cents)	7.98	7.77
Fuel cost per net kWh generated (cents)	2.05	1.99
Electric customers at end of period	515,887	515,294
Average kWh use per residential customer	3,671	3,579
Peak demand - maximum one-hour use (mw)	2,623	2,681

Degree Days
Heating	3,042	2,889
Cooling	—	9

Inquiries concerning this report should be directed to:

John Gillen

Sr. Vice President and Chief Financial Officer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.